Exhibit 10.1

CONFIDENTIAL

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into as of the 11th day of March, 2010, by and among AlphaKat GmbH, a company organized under the laws of Germany (“AlphaKat”), and AlphaKat – Global Energy GmbH, a company organized and existing under the laws of Germany (the “Marketing Company”).

WHEREAS, AlphaKat owns or has rights to a proprietary technology to convert waste material which contains hydrocarbons into diesel oil (as further defined below, the “Technology”);

WHEREAS, Dr. Christian Koch (“Dr. Koch”) is the sole owner of AlphaKat;

WHEREAS, the Marketing Company has been granted certain rights with respect to the Technology pursuant to (i) the “Terms of Agreement” dated May 2, 2007, (ii) the “Shareholders’ Agreement” dated July 10, 2007 and (iii) the Articles of Association of the Marketing Company dated November 14, 2007 and November 22, 2007 (collectively, the “Other Rights Agreements”); and

WHEREAS, AlphaKat and the Marketing Company want to enter into a license agreement to detail such rights to the Technology;

NOW, THEREFORE, in light of the mutual premises set forth herein and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows.

ARTICLE 1 – DEFINITIONS AND INTERPRETATION

Section 1.1                      Capitalized Terms.  Unless otherwise specified herein, the following capitalized terms shall have the following meanings:

“Affiliate” means, in relation to any Person, any other Person that controls, is controlled by, or is in common control with, such Person.  For the purpose of this definition, control means the direct or indirect control of fifty percent (50%) or more of the voting rights in such Person or the power to direct the management or policies of such Person, whether by operation of law, by contract or otherwise, except that AlphaKat and the Marketing Company shall not be deemed to be Affiliates for all purposes of this Agreement.

“Agreement” has the meaning set forth in the first paragraph hereof.

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“Approved Supplier” means any Person securing rights from AlphaKat to make or have made Systems and Parts and/or to sell Systems and Parts.

“Approved Supplier Purchase Order” means any purchase order to sell one or more Systems entered into by and between an Approved Supplier, as the seller, and any Person as the purchaser.

“Dispute” has the meaning set forth in Section 9.1.

“Dr. Koch” has the meaning set forth in the first paragraph hereof.

“Effective Date” has the meaning set forth in Section 5.1.

“Excluded Countries” has the meaning set forth in Section 2.3.

“Full Right” means that the Person being granted the right(s) described herein shall be the only Person that is entitled to exercise such right(s) so long as this Agreement is in effect and that no other Person shall be authorized, by the grantor of such right(s), to exercise such right(s) or be granted such right(s).

“Improvements” means all the techniques, enhancements, modifications, changes, experience, methods, information, data or knowledge that will be created or acquired in the future relating to the Technology and/or the manufacturing of the Systems and Parts (whether or not patentable, useful or workable) through the implementation, development, re-design, testing, operation, maintenance, monitoring, control, modeling, fabrication and improvement of the Technology and/or the manufacturing of the Systems and Parts and/or the operation of Systems.

“Intellectual Property” means any intellectual property and/or proprietary information and materials relating to the Technology along with all rights therein, whether existing before or conceived or developed after the Effective Date (except as otherwise expressly provided), including:  (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), including the Patents; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) trade secrets, confidential information and know-how (including ideas, formulae, compositions, manufacturing and production processes and techniques, research and development information, test data and results, drawings, specifications, designs, supplier lists and related information); and (vi) registrations, applications, divisionals, continuations, continuations-in-part, foreign counterparts and renewals for any of the foregoing.

“KDV 500” means a System capable of producing a minimum of 500 liters of diesel oil per hour.

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“Marketing Company” has the meaning set forth in the first paragraph hereof and includes its successors and permitted assigns.

“Marketing Company Purchase Order” means any purchase order to sell one or more Systems entered into by and between the Marketing Company as the seller and any Person as the purchaser.

“Licenses” has the meaning set forth in the recitals hereto.

“Other Rights Agreements” has the meaning set forth in the recitals hereto.

“Parties” means AlphaKat and the Marketing Company.

“Party” means AlphaKat or the Marketing Company, as the case may be.

“Parts” means any subsystem, component, item of equipment (including the KDV Turbine), part, spare part and any other items which are used in the operation of the System.

“Patents” means any existing or future patent applications, patents, registrations, utility models and utility model applications relating to the Technology which are necessary or useful to manufacture or to sell, offer for sale, use or otherwise make available Systems or the components of Systems, including those set forth in Exhibit 1 attached hereto.

“Person” means any natural person, corporation, company, partnership, business trust, governmental authority or other entity.

“Purchase Order” means an Approved Supplier Purchase Order or a Marketing Company Purchase Order.

“Purchaser” means the original purchaser of one or more Systems pursuant to a Purchase Order.

“Qualified Rights” means that the Person being granted the right(s) described herein shall be entitled to exercise such right(s) so long as this Agreement is in effect, but the grantor of such right(s) shall be entitled to grant such right(s) or allow such right(s) to be exercised by all other Persons except a Person that is precluded from exercising such right(s) under the express terms hereof.

“Sublicensee” means a Person that enters into a license agreement with the Marketing Company for the commercialization, marketing, offering for sale, use, practice and/or making of Improvements to the Technology, including Systems and Parts.

“System” means any system of components (consisting primarily of the required KDV Turbines, the feed preparation system, the ash handling system, any system control hardware and software, structural steel, piping and electrical wiring), including all Parts, whether it is in existence today or developed hereafter by AlphaKat, Covanta or any other Person, and any future system of components to convert any hydrocarbon feedstock into diesel oil using the Technology.

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“Technology” means the proprietary, renewable diesel technology developed by Dr. Christian Koch (as well as any related technology licensed to Dr. Christian Koch or to AlphaKat) to convert municipal solid waste, organic materials, sludge and other hydrocarbon materials to diesel oil, including all Improvements to such technology made or acquired from time to time, including Intellectual Property, Systems, the formulation of catalysts used in Systems and all related materials and information.

“Territory” means anywhere in the world other than the Excluded Countries.

“Third Party Purchaser” has the meaning set forth in Section 2.5.

“Use License” has the meaning set forth in Section 2.5.

Section 1.2                      Interpretation.  In this Agreement, unless otherwise indicated or required by the context:

(a)           Reference to and the definition of any document (including this Agreement) or any applicable law shall be deemed a reference to such document or applicable law as it may be amended, supplemented, revised or modified from time to time;

(b)           All references to an “Article,” “Section” or “Exhibit” are to an Article or Section hereof or to an Exhibit attached hereto;

(c)           Article and Section headings and other captions are for the purpose of reference only and do not limit or affect the meaning of the terms and provisions hereof;

(d)           Defined terms in the singular include the plural and vice versa, and the masculine, feminine and neuter gender include all genders;

(e)           The words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f)            The words “include,” “includes” and “including” mean include, includes, and including “without limitation” and “without limitation by specification;” and

(g)           All the references herein to the terms “diesel oil” or “diesel fuel” or any similar term shall include kerosene, jet fuel and any other fuel that feedstock can be converted into using the Technology.

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ARTICLE 2 – LICENSE RIGHTS

Section 2.1                      Grant of License Rights.  Subject to the terms and conditions of this Agreement, AlphaKat hereby grants to the Marketing Company, for the term of this Agreement, (i) the Full Right in the Territory to commercialize, market, offer for sale, use and practice and make Improvements to the Technology, including the Systems and Parts (except that in the case of Canada, the foregoing rights of the Marketing Company shall be Qualified Rights) and (ii) the Qualified Right in the Territory to sell Systems and Parts for use in the Territory.   Notwithstanding anything that may be contained herein to the contrary, the Marketing Company shall have the right to issue sublicenses to any Person consistent with the license rights granted to it herein.

Section 2.2                      Reservation of Rights.  Notwithstanding anything contained herein to the contrary, AlphaKat shall be entitled to (i) make and have made, under and using the Technology, Systems and Parts anywhere in the world and (ii) to appoint any Person as an Approved Supplier.

Section 2.3                      Excluded Countries.  The four countries which are to be excluded from the Territory are Mexico, Spain, Bulgaria and Italy (collectively, the “Excluded Countries”).  If the Marketing Company wants to sell one or more Systems or give any Person the right to use any System in one or more projects in the Excluded Countries, the Marketing Company shall be required to get the prior written approval of AlphaKat to do so.

Section 2.4                      Purchase Orders.  All Systems shall be sold pursuant to Purchase Orders.  In all of the Marketing Company Purchase Orders, the Marketing Company will make a set of representations and warranties to the Purchaser which is consistent with those made by AlphaKat to the Marketing Company in Article 8.

Section 2.5                      Use License.  Each Purchase Order shall include a non-exclusive, irrevocable and perpetual royalty free right and license (a “Use License”) for the Purchaser to (i) use, practice, operate, maintain, repair and make Improvements to the System(s), (ii) purchase the catalyst that is required for the operation of the System(s) from AlphaKat and/or any other Person that is authorized to manufacture and/or sell such catalyst by AlphaKat, (iii) purchase Parts from AlphaKat and/or any Approved Supplier and (iv) reproduce, modify and distribute, in whole or in part, solely for internal purposes copies of any and all materials and information received from the Marketing Company, AlphaKat and/or any other Person relating to Systems.  Any Approved Supplier shall have the authority to and shall be entitled to grant a Use License to each Purchaser under an Approved Supplier Purchase Order and none of AlphaKat, the Marketing Company or any Affiliate of AlphaKat or the Marketing Company shall challenge the issuance, validity or enforceability of any Use License.  The Parties agree that if any Purchaser sells or transfers any of the System(s) which it has purchased pursuant to a Purchase Order to any Person (a “Third Party Purchaser”), the Purchaser shall be entitled to freely transfer its Use License to such Third Party Purchaser and each Third Party Purchaser shall be entitled to transfer such Use License to another Third Party Purchaser.  Notwithstanding anything to the contrary contained herein, all Purchasers and all Third Party Purchasers shall be entitled to procure Parts and catalysts that are commercially available from any Person.  Further, if AlphaKat and any Approved Supplier of Parts that are not commercially available are unable to timely supply Parts ordered by a Purchaser or a Third Party Purchaser, such Purchaser or Third Party Purchaser shall be authorized to make or have made such Parts that are not supplied.

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ARTICLE 3 – CONSIDERATION

Section 3.1                      Reduction in Cost of Systems.  AlphaKat anticipates that the price of Systems will decrease as AlphaKat and the Approved Suppliers install and expand their production facilities for manufacturing Systems and put arrangements in place with third party suppliers for pipes, valves and other basic components of the Systems.  AlphaKat and the Marketing Company agree to cooperate together in good faith, and to cooperate with any Approved Suppliers and Sublicensees which the Marketing Company requests to include in such cooperation, to seek ways to help reduce the cost of manufacturing and delivering Systems.

Section 3.2                      Annual Pricing.  AlphaKat, the Marketing Company and any Sublicensees and Approved Suppliers which the Marketing Company requests be included shall agree on a procedure to establish the price, at the end of each November, for the following calendar year, (i) of Systems manufactured pursuant to a Marketing Company Purchase Order, (ii) of the catalyst that is used with the Technology, (iii) of Parts for Systems and (iv) for AlphaKat and/or the Marketing Company to provide services on Systems or other engineering services, all in order to (a) ensure that such prices are not increased inappropriately from year to year and (b) provide price certainty to the Marketing Company and such Sublicensees planning to purchase Systems using Marketing Company Purchase Orders for the upcoming year in connection with their marketing and development efforts.  AlphaKat shall provide the Marketing Company, prior to the end of each November, with the updated pricing for the following year.

Section 3.3                      No Royalties; Adequate Consideration.  The Marketing Company shall not be required to pay any royalties to AlphaKat under this Agreement.  AlphaKat acknowledges that it has received adequate consideration for the grant of the license rights hereunder as a result of, among other things, the benefits to be derived from its ownership interest in the Marketing Company.

Section 3.4                      Commissions.   The Parties agree that the Marketing Company shall mark up the cost of each of the Systems that are sold to a Purchaser under a Marketing Company Purchase Order by ten percent (10%), the amount of such mark-up to be the Marketing Company’s commission on the sale of each such System.

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ARTICLE 4 – CERTAIN OBLIGATIONS OF THE PARTIES

Section 4.1                      Supply of Information.  AlphaKat shall supply the Marketing Company from time to time with all information relating to the installation and operation of Systems reasonably required or requested by the Marketing Company.  Further, AlphaKat shall provide the Marketing Company with any revised or updated installation or operating manuals or bulletins as soon as such materials are completed and available for distribution.

Section 4.2                      Provision of Technical Assistance.  Notwithstanding Section 4.1, AlphaKat shall not have any obligation to provide any engineering services or technical assistance regarding the Technology or the Systems under this Agreement.  Any such services and assistance may be provided under other agreements with AlphaKat.

Section 4.3                      Acknowledgment of Sublicense Agreements.  AlphaKat is aware and acknowledges that the Marketing Company intends from time to time to seek out strategic partners involved in the waste disposal and recycling industries and other industries to act as Sublicensees and to market for sale significant numbers of Systems in certain markets.

Section 4.4                      Cooperation on Improvements.  AlphaKat acknowledges that a number of Improvements could be made with regard to the design and fabrication of the Technology that will enable the initial Systems that are ordered by the Marketing Company and its Sublicensees and customers to be more effective and that feedback from the initial start-up and operation of such Systems may yield additional possibilities for design and fabrication Improvements.  AlphaKat agrees to cooperate with the Marketing Company and its Sublicensees to work on any such Improvements to the Technology if requested.

ARTICLE 5 – EFFECTIVE DATE AND TERM

Section 5.1                      Effective Date.  This Agreement shall be deemed to have become effective as of February 6, 2008 (the “Effective Date”).

Section 5.2                      Term of the Agreement.  This Agreement shall continue in effect from the Effective Date until July 1, 2058, unless it is terminated earlier by the agreement of all the Parties.  The Marketing Company shall have the right to extend the term hereof (and any extended term) for an additional ten (10) years by giving a written notice to such effect to AlphaKat not less than thirty (30) and not more than one hundred eighty (180) days prior to the expiration of the then applicable term hereof.

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ARTICLE 6 – INTELLECTUAL PROPERTY

Section 6.1                      No Transfer of Ownership of the Technology.  The Parties agree that this Agreement shall not transfer the ownership of the Technology or any of the Intellectual Property therein, and that the Marketing Company will not have any right, title or interest in or to the Technology, except as expressly licensed to the Marketing Company pursuant to the terms of this Agreement or as is provided for in any of the Other Rights Agreements or any other agreement between AlphaKat and the Marketing Company.

Section 6.2                      Improvements.  All Improvements conceived, developed or acquired by AlphaKat or Dr. Christian Koch during the term hereof, including any Improvements conceived, developed or acquired by any Approved Supplier and licensed to AlphaKat, shall be included under the license rights granted herein.  All such Improvements conceived, developed or acquired exclusively by AlphaKat shall remain the property of AlphaKat.  All improvements, processes, components, systems or other technology, whether or not constituting an Improvement, conceived, developed or acquired exclusively by the Marketing Company shall remain the property of the Marketing Company.  The Marketing Company shall also own all right, title and interest in and to any of the Improvements and Intellectual Property conceived, developed or acquired by the Marketing Company during the term hereof, but the Marketing Company hereby grants AlphaKat a royalty free, non-exclusive nontransferable license, with the right to grant sublicenses with the prior written consent of the Marketing Company (such consent not to be unreasonably withheld), to use such Improvements and Intellectual Property during the term of this Agreement in connection with the Technology.

Section 6.3                      Sharing of Intellectual Property.  If a Party wants to expand the scope of its business relationship and disclose to one or both of the other Parties intellectual property that has been independently developed or acquired, but which is not otherwise expressly covered by the terms of this Agreement and one or both of the other Parties is interested in such disclosure, such Parties shall enter into a written agreement identifying such intellectual property and the terms and conditions relating to the disclosure and use thereof.

Section 6.4                      Prosecution and Maintenance of Intellectual Property.  AlphaKat shall, at its cost, prosecute, defend (including against declaratory judgment actions) and maintain all Intellectual Property (including the Patents).  AlphaKat further agrees that if it fails to perform any of its obligations under this Section 6.4, the Marketing Company (and each of its Sublicensees) shall have the right, in its sole discretion, to perform any or all of such obligations on behalf of AlphaKat and to recover from AlphaKat all costs incurred in performing any such obligations from any amounts that are to be paid or distributed to AlphaKat by the Marketing Company, including from the dividends or other distributions that are payable to AlphaKat as a shareholder of the Marketing Company or pursuant to a purchase order with Alphakat.

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ARTICLE 7 – INFRINGEMENT AND DESIGNATIONS

Section 7.1                      Notice of Infringements.  During the term hereof, AlphaKat and the Marketing Company shall promptly notify each other in writing with respect to any claim of infringement of any Patent or other right asserted against it by any Person arising out of the exercise of the rights being granted hereunder.

Section 7.2                      Indemnity for Infringement or Misappropriation. AlphaKat shall indemnify and hold harmless the Marketing Company and all Sublicensees, Purchasers and Third Party Purchasers (collectively, the “Indemnified Parties”) from any and all claims of infringement or misappropriation and attendant damages and costs by virtue of the exercise of the rights granted to an Indemnified Party hereunder or under any Purchase Order.  To secure the indemnity provided for in this Section 7.2, the Indemnified Party shall:  (i) provide notice to AlphaKat of the claim giving rise to the liability as soon as reasonably practicable after receiving a notice of the claim, it being agreed that any delay in providing such notice to AlphaKat shall not relieve AlphaKat of its indemnity obligations except to the extent it was prejudiced by such delay; and (ii) use reasonable business efforts to cooperate fully with AlphaKat in defending the claim; provided, however, that AlphaKat shall not enter into any settlement or compromise creating any payment obligation, admission or other obligation on the part of any Indemnified Party without such Indemnified Party’s prior written consent.  The Indemnified Parties shall permit AlphaKat to defend and compromise such claim, but each Indemnified Party may employ its own counsel, at its own expense, to assist AlphaKat with respect to any such claim.  Notwithstanding the foregoing, the Indemnified Parties shall not be entitled to indemnification hereunder if the infringement is due to the Indemnified Party or its Affiliates:  (i) using the System in violation of the express written operating instructions that are provided by AlphaKat if the subject claim would have been avoided but for such unauthorized use; or (ii) modifying the System in a manner which is not authorized by AlphaKat which actually causes such infringement if the subject claim would have been avoided but for such modification.

Section 7.3                      Use of Designations.  If requested by AlphaKat in writing, the Marketing Company shall, in accordance with the written instructions of AlphaKat, provide for any System or any part of the Technology, legible statutory notice of any Patent, the existence of the license herein granted and the identity of AlphaKat.  Notwithstanding anything contained herein to the contrary, no rights are being granted by any Party to the other regarding their respective trade names or trademarks.

Section 7.4                      Limitation of Liability.  Each Party expressly waives any claims against the other Parties and their respective Affiliates for indirect, special, non-compensatory, incidental, punitive, exemplary or consequential damages of any type, whether arising in contract or tort (including negligence, whether sole, joint or concurrent or strict liability), arising out of or relating to this Agreement or a breach hereof; provided, however, that this provision shall not waive any claims that any of the Parties may have under any other agreements entered into between any of the Parties and shall not apply in the case of the willful conduct of a Party.  The limitations on liability and the remedies set forth in this Agreement have been expressly bargained for by the Parties and reflect the knowing allocation of the risks inherent in this Agreement among the Parties.

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ARTICLE 8 – REPRESENTATIONS AND WARRANTIES

Section 8.1                      Party Representations.  As of the Effective Date, each Party represents and warrants to the other Parties that:

(a)           It is duly organized and validly existing and, where applicable, is in good standing under the laws of the jurisdiction of its formation and it has all requisite power and authority to enter into and perform its obligations under this Agreement;

(b)           The execution, delivery and performance of this Agreement have been authorized and approved by its Board of Directors and do not and will not (i) violate any law, rule, regulation, order, decree or permit which is applicable to it or (ii) violate its organizational documents or any agreement to which it is a party;

(c)           This Agreement is a legal and binding obligation of such Party, enforceable against such Party in accordance with its terms, except to the extent enforceability is modified by bankruptcy, reorganization and other similar laws affecting the rights of creditors generally and by general principles of equity; and

(d)           There is no litigation pending or, to the best of its knowledge, threatened to which such Party, its parent or any of its subsidiaries is a party that, if adversely determined, would have a material adverse effect on the financial condition, prospects or business of such Party or its ability to perform its obligations under this Agreement.

Section 8.2                      AlphaKat Representations Regarding the Technology.  As of the Effective Date, AlphaKat represents and warrants to the Marketing Company and its Affiliates and Sublicensees that:

(a)           A list of all relevant Patents as of the Effective Date is set forth in Exhibit 2 attached hereto and all such Patents are current and valid as of the Effective Date with any and all required fees to maintain the same having been paid;

(b)           AlphaKat has licensed or otherwise has or otherwise will secure the rights in and to the existing and future Technology, including Intellectual Property necessary for AlphaKat to grant to the Marketing Company the rights being granted in this Agreement, and there are no rights, options or other contractual obligations on the part of AlphaKat, Dr. Koch or any other Person that would result in such Technology, including Intellectual Property, no longer being owned by or licensed to AlphaKat or licensed by AlphaKat, and AlphaKat shall maintain, prosecute and defend (or cause any other Person that owns any Patents to maintain, prosecute and defend) all Patents and pay all fees in connection therewith;

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(c)           The Technology, including Intellectual Property, does not use or include or rely on any third party intellectual property and no third party owns any rights, including intellectual property rights, necessary to the Marketing Company’s exercise of any of its rights under this Agreement that have not been licensed to AlphaKat;

(d)           AlphaKat has not provided any rights to, or authorized any Person to exercise any rights in, the Technology, including the Intellectual Property, which are inconsistent with the rights granted to the Marketing Company hereunder; and

(e)           The Technology as currently used by AlphaKat and as planned to be used by the Marketing Company in accordance with the terms of this Agreement and its existing Sublicensees under their respective license agreements, does not infringe, misappropriate or otherwise violate any patent, copyright, trademark, trade secret or other proprietary or intellectual property right of any Person, and AlphaKat has not received, and to its knowledge does not know of any facts that could give rise to, any charge, complaint, claim, demand, notice or other communication (i) alleging any such infringement, misappropriation or other violation, (ii) requesting that AlphaKat take a license from any Person or (iii) challenging the validity or enforceability of the Intellectual Property.  AlphaKat has no knowledge of any current or threatened infringement, misappropriation or other violation by any Person of the Intellectual Property, and AlphaKat has not, and has no knowledge of any facts that would require that there be, sent or otherwise communicated to any Person any charge, complaint, claim, demand or notice asserting infringement, misappropriation or other violation of any of any such Intellectual Property.

ARTICLE 9 – RESOLUTION OF DISPUTES

Section 9.1                      Dispute Resolution.  The Parties agree to cooperate with each other in good faith to try to resolve any controversy or dispute between any of them or among all of them arising under this Agreement (each a “Dispute”).

Section 9.2                      Resolution of Unresolved Disputes.  All Disputes arising out of or in connection with this Agreement that are not resolved by the Parties shall be finally settled by the competent courts in Germany which shall have exclusive jurisdiction over Disputes.

Section 9.3                      Continuing Performance Obligations.  The existence of any Dispute or the pendency of the Dispute resolution procedures set forth herein will not relieve or excuse a Party from its ongoing duties and obligations under this Agreement, and the Parties shall nevertheless proceed with the performance of this Agreement in accordance with the terms hereof.

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ARTICLE 10 – GENERAL PROVISIONS

Section 10.1                    Expenses.  Except as is otherwise expressly provided in this Agreement, each Party will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement.

Section 10.2                    Confidentiality.  The Parties agree to maintain the confidentiality of this Agreement and the terms and conditions hereof.  Any public announcements or similar publicity with respect to this Agreement shall be issued at such time and in such manner as the parties shall jointly determine.  Notwithstanding the foregoing, each Party (and its Affiliates) shall have the right to make all such disclosures as required by applicable law or by any governmental body, including any stock exchange or securities market to whose regulations or disclosure requirements a Party is subject, without the consent of the other Parties hereto; provided, however, that in the event of any such required disclosure, the disclosing Party (and its Affiliates), to the extent reasonably practicable, shall provide the other Parties with advance notice of any such disclosure and an opportunity to comment thereon.

Section 10.3                    Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

AlphaKat:

AlphaKat GmbH
Schulstrasse 8
96155 Buttenheim, Germany
Attention:  Dr. Christian Koch
Facsimile:  +49-9545-950325

The Marketing Company:

AlphaKat - Global Energy GmbH
Schulstrasse 8
96155 Buttenheim, Germany
Attention:  Chief Executive Officer
Facsimile:  +49-9545-950325

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Section 10.4                    Waiver.  Neither the failure nor any delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of  the claim or right unless in a writing signed by the other Parties, (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 10.5                    Relationship to the Other Rights Agreements.  This Agreement is intended to expand and further detail the rights granted by AlphaKat to the Marketing Company under the Other Rights Agreements and is not intended to supersede the Other Rights Agreements.  This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

Section 10.6                    Assignment.  No Party may assign its rights under this Agreement, in whole or in part, without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, except that each Party may make an assignment of this Agreement to an Affiliate (so long as such Party remains liable for its obligations hereunder following such assignment) and each Party may make a collateral assignment of its rights hereunder to one or more lender(s) in connection with the financing being arranged by such Party.  In the case of a collateral assignment by one Party to one or more lenders, the other Parties shall, if requested to so, negotiate the terms of a consent to assignment in good faith and enter into such consent without delay.  Notwithstanding the foregoing, a Party may withhold its consent in the case of a proposed assignment to any Person that is a competitor of the Party whose consent is being sought.

Section 10.7                    Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid, illegal or unenforceable.

Section 10.8                    Governing Law.  This Agreement will be governed by, and construed in accordance with the laws of, Germany.

Section 10.9                    No Power of Representation.  Except for the power and right of Dr. Koch to sign on behalf of AlphaKat as its President and bind AlphaKat, no Party shall have the authority or right under this Agreement to, nor shall any Party hold itself out as having the authority or right under this Agreement to, (i) assume, create or undertake any obligation of any kind whatsoever, express or implied, on behalf of or in the name of the other Parties without the express prior written consent of such other Parties or (ii) accept service of any legal process addressed to or intended for such other Party.

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Section 10.10                  No Partnership.  Nothing in this Agreement shall be construed as creating a partnership, association, joint venture or any other legal entity among or between any of  the Parties (including their Affiliates), nor a fiduciary relationship among or between any of the Parties (including their Affiliates).

Section 10.11                  No Third Party Beneficiaries.  No provision of this Agreement is intended or is to be construed to confer upon any Person, other than the Parties and their respective Affiliates and successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 10.12                  Counterparts and Facsimile Signatures.  This Agreement, and any other agreement, instrument, certificate of other documents desirable to be executed and delivered in order to consummate the contemplated transactions, may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  Any such document may be executed by facsimile signature.

Section 11.13                  Survival.  Upon the termination or the expiration of this Agreement, the following Articles and Sections will survive:  Sections 2.5 and 4.1 and Articles 7, 9 and 10.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ALPHAKAT GMBH

By:	/s/ Christian Koch
Dr. Christian Koch, President

ALPHAKAT - GLOBAL ENERGY GMBH

By:	/s/ Asi Shalgi
Asi Shalgi
Chief Operating Officer

Acknowledgment and Agreement:

Dr. Christian Koch, in his individual capacity, hereby, as signed below, acknowledges he has reviewed this License Agreement in its entirety, agrees to all of the terms hereof and confirms that the representations and warranties that are made in Section 8.2 are true and correct.

AlphaKat owns or has sufficient rights to allow the Marketing Company to exercise the rights which are granted under the License Agreement.  If for any reason the rights granted to AlphaKat are not sufficient to allow the Marketing Company to exercise its rights under the License Agreement, Dr. Christian Koch shall convey or cause to be conveyed any and all further rights needed by AlphaKat to permit the Marketing Company to exercise such rights under the License Agreement.  If the rights granted or to be granted to AlphaKat are terminated for any reason or if AlphaKat ceases to exist, Dr. Koch shall enter into a substantially similar form of license agreement with the Marketing Company.

All capitalized terms herein have the meanings given in the License Agreement.

By:	/s/ Christian Koch
Dr. Christian Koch

CONFIDENTIAL

EXHIBIT 1 – PATENTS

Docket Number	Title	Country	Registration Date	Application Number
ALP6004WO	Preparation of Diesel Oil…High-Speed Mixing Chambers	WO	04/04/07	PCT/DE2007/000623
ALP7001BR	Diesel Oil from Waste by Catalytic …	BR (Brazil)	03/31/04	PI0400912-6
ALP7001CA	Diesel Oil from Waste by Catalytic …	CA (Canada)	07/15/04	2,474,523
ALP7001CN	Diesel Oil from Waste by Catalytic …	CN (China)	03/23/04	200410030270.3
ALP7001IN	Diesel Oil from Waste by Catalytic …	IN (India)	08/02/04	747/CHE/2004
ALP7001JP	Diesel Oil from Waste by Catalytic …	JP (Japan)	10/08/04	2004-295764
ALP7001MX	Diesel Oil from Waste by Catalytic …	MX (Mexico)	03/15/04	PA/A/2004/002431
ALP7001RU	Diesel Oil from Waste by Catalytic …	RU (Russia)	03/30/04	2004109567
ALP7001US	Diesel Oil from Waste by Catalytic …	US (US)	07/15/04	7,473,348
ALP7002BR	Preparation of Diesel Oil…High-Speed Mixing Chambers	BR (Brazil)	02/02/06	PI0601891-2
ALP7002CA	Preparation of Diesel Oil…High-Speed Mixing Chambers	CA (Canada)	09/01/06	2,558,401
ALP7002CN	Preparation of Diesel Oil…High-Speed Mixing Chambers	CN (China)	02/14/06	200610004445.2
ALP7002IN	Preparation of Diesel Oil…High-Speed Mixing Chambers	IN (India)	07/25/06	1290/CHE/2006
ALP7002JP	Preparation of Diesel Oil…High-Speed Mixing Chambers	JP (Japan)	04/27/06	2006-123066
ALP7002MX	Preparation of Diesel Oil…High-Speed Mixing Chambers	MX (Mexico)	04/07/06	PA/a/2006/003947
ALP7002RU	Preparation of Diesel Oil…High-Speed Mixing Chambers	RU (Russia)	04/19/06	2006113270
ALP7002US	Preparation of Diesel Oil…High-Speed Mixing Chambers	US (US)	08/23/06	11/508,760
ALP7004BR	Preparation of Diesel Oil…High-Speed Mixing Chambers	BR (Brazil)	01/24/07	PI0701999-8
ALP7004CN	Preparation of Diesel Oil…High-Speed Mixing Chambers	CN (China)	04/24/07	200710101237.9
ALP7004IN	Preparation of Diesel Oil…High-Speed Mixing Chambers	IN (India)	11/20/07	2691/CHE/2007
ALP7004JP	Preparation of Diesel Oil…High-Speed Mixing Chambers	JP (Japan)	11/19/07	2007-299152
ALP7004KR	Preparation of Diesel Oil…High-Speed Mixing Chambers	KR (Korea)	11/20/07	10-2007-0118672
ALP7004MX	Preparation of Diesel Oil…High-Speed Mixing Chambers	MX (Mexico)	05/25/07	MX/a/2007/006278
ALP7004RU	Preparation of Diesel Oil…High-Speed Mixing Chambers	RU (Russia)	11/19/07	200714659
ALP7004US	Preparation of Diesel Oil…High-Speed Mixing Chambers	US (US)	11/14/07	11/939,817
ALP8001EP	Diesel Oil from Waste by Catalytic …	EP	02/26/04	04090070.6
ALP8002EP	Preparation of Diesel Oil…High-Speed Mixing Chambers	EP	03/08/06	06075573.3
ALP8004EP	Preparation of Diesel Oil…High-Speed Mixing Chambers	EP	04/04/07	07722181

ALP1001DE	Diesel Oil from Waste by Catalytic …	DE (Germany)	12/02/03	10356245.1
ALP1002DE	Preparation of Diesel Oil…High-Speed Mixing Chambers	DE (Germany)	11/29/05	102005056735.5
ALP1003DE	Method and Device for Catalytic Oxidation…	DE (Germany)	10/04/06	102006046884.8
ALP1004DE	Preparation of Diesel Oil…High-Speed Mixing Chambers	DE (Germany)	11/17/06	102006054506.0
ALP1005DE	[Katalytische Aktivbeschichtung…]	DE (Germany)	01/07/08	102008003375.8
ALP1006DE	Combustion Accelerator…	DE (Germany)	01/16/08	102008004499.7
ALP1007DE	Mud Reactor Pump…	DE (Germany)	02/18/08	102008009647.4
ALP1008DE	[Ölreaktorvakuumpumpe mit kydraulischer…]	DE (Germany)	12/05/08	102008060718.5
ALP6003WO	Method and Device for Catalytic Oxidation…	WO	04/18/07	PCT/DE2007/000713
ALP6005WO	[Katalytische Aktivbeschichtung…]	WO	05/30/08	PCT/DE2008/000909
ALP6006N-WO	Combustion Accelerator…	WO	01/14/09	PCT/DE2009/000040
ALP6007N-WO	Mud Reactor Pump…	WO	01/14/09	PCT/DE2009/000039
ALP6008WO	[Ölreaktorvakuumpumpe mit kydraulischer…]	WO	02/20/09	PCT/DE2009/000246

CONFIDENTIAL

Docket Number	Title	Country	Registration Date	Application Number
ALP7003BR	Method and Device for Catalytic Oxidation…	BR (Brazil)	04/10/07	PI07.00119-9
ALP7003CA	Method and Device for Catalytic Oxidation…	CA (Canada)	10/02/07	2,605,097
ALP7003CN	Method and Device for Catalytic Oxidation…	CN (China)	12/29/06	200610172477.3
ALP7003ID	[Verfahren und Vorrichtung zur katalytischen…]	ID (Indonesia)	04/18/07	W00200900855
ALP7003IN	[Verfahren und Vorrichtung zur katalytischen…]	IN (India)	10/04/07	2241/CHE/2007
ALP7003JP	Method and Device for Catalytic Oxidation…	JP (Japan)	03/05/07	2007-053938
ALP7003KR	Method and Device for Catalytic Oxidation…	KR (Korea)	10/04/07	10-2007-0099723
ALP7003LA	[Verfahren und Vorrichtung zur katalytischen…]	LA (Laos)
ALP7003MX	Method and Device for Catalytic Oxidation…	MX (Mexico)	01/17/07	MX/a/2007/000657
ALP7003MY	[Verfahren und Vorrichtung zur katalytischen…]	MY (Malaysia)		PI 20091356
ALP7003RU	Method and Device for Catalytic Oxidation…	RU (Russia)	02/13/07	2007105466
ALP7003US	Method and Device for Catalytic Oxidation…	US (US)	10/02/07	11/865,767
ALP7003VN	[Verfahren und Vorrichtung zur katalytischen…]	VN (Vietnam)	03/18/09	1-2009-00530
ALP7004CA	Preparation of Diesel Oil…High-Speed Mixing Chambers	CA (Canada)	11/15/07	2,610,624
ALP7005KH	[Katalytische Aktivbeschichtung von keramischen...]	KH (Cambodia)	01/08/09	KH/P/09/00053
ALP7005TH	[Katalytische Aktivbeschichtung von keramischen...]	TH (Thailand)	01/07/09	0901000033
ALP7006KH	[Verbrennungsbeschleuniger für Motoren und Bren…]	KH (Cambodia)	01/14/09	KH/P/09/00054
ALP7006TH	[Verbrennungsbeschleuniger für Motoren und Bren…]	TH (Thailand)	01/16/09	0901000183
ALP7007KH	[Schlammreaktorpumpe zur gleichzeitigen…]	KH (Cambodia)	02/10/09	KH/P/09/00056
ALP7007TH	[Schlammreaktorpumpe zur gleichzeitigen…]	TH (Thailand)	01/16/09	0901000184
ALP8003EP	Method and Device for Catalytic Oxidation…	EP	01/31/07	07090014.7
ALP8005EP	[Katalytische Aktivbeschichtung von keramischen...]	EP	06/12/08	08010655.2
ALP8006EP	Combustion Accelerator…	EP	06/12/08	08010658.6
ALP8007EP	Mud Reactor Pump…	EP	06/12/08	08010657.8
ALP8008EP	[Ölreaktorvakuumpumpe mit kydraulischer…]	EP	02/20/09	09002394.6